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EXHIBIT 99.A.1.b. - FORM OF CERTIFICATE OF SECRETARY AS TO THE ESTABLISHMENT OF
THE SVUL II SEGMENT OF THE SEPARATE ACCOUNT


                                   CERTIFICATE
                                   -----------

The undersigned hereby certifies that she is the Secretary of Massachusetts Mutual Life Insurance Company (the "Company"); that on May 13, 1998, the Investment Committee of the Board of Directors of the Company voted that the Chief Executive Officer or President of the Company be authorized to establish additional segments of Massachusetts Mutual Variable Life Separate Account I; that said vote remains in full force and effect; that the following was adopted by the President and CEO of the Company in a writing dated November 23, 1999:

That in connection with the development of a new survivorship variable universal life insurance product (the "SVUL II Policy"), the Company establish a segment of Massachusetts Mutual Variable Life Separate Account I (the "Separate Account") in accordance with the provisions of Section 132G of Chapter 175 of the Massachusetts General Laws for the purpose of investing contributions received under a new SVUL II Policy; and that any officer authorized by the Rules and Regulations of the Board of Directors to sign on behalf of the Company hereby is authorized to execute all documents or take any other action which said officer deems necessary or advisable in order to permit the sale of the SVUL II Policy, including the filing of registration statements or amendments thereto with the United States Securities and Exchange Commission or other appropriate regulatory authorities.

IN WITNESS WHEREOF, I have hereunto affixed my hand and the seal of the Company this 23rd day of November, 1999.

                                      /s/ Ann F. Lomeli
                                      ____________________
                                          Ann F. Lomeli
                                          Secretary